HEARTBEAM, INC.
October 14, 2024

Robert P. Eno
[Address]

Dear Rob,

This employment agreement amendment (the “Agreement”) amends your employment agreement executed January 18, 2023 (the “Original Employment Agreement”). All capitalized terms used herein that are not defined herein shall have the definitions set forth in the Original Employment Agreement.

We are pleased to offer you the position of Chief Executive Officer for HeartBeam Inc. In this capacity, you will be asked to fulfill an important role for the company as it transitions into its preparations for commercial launch and seeks additional financing. In conjunction with the Board of Directors, you will be responsible for the leadership of all strategic, commercial, financial, operational, and human capital functions of HeartBeam. We believe that you will bring such skills to the table and fulfill the most important criteria determined by the board for the company’s next CEO:

•Strong organizational leader from the medical technology industry who can take the company from a technically driven one to successful commercial implementation.
•Visionary leader who can generate excitement among medical practitioners in the market and among investors by clearly articulating the benefit of a disruptive new technology that is clearly distinct from traditional ambulatory cardiac monitors and wearables.
•Experience with leadership within a public company and all the reporting and regulatory requirements/restrictions thereof.

In this new role, your direct reports will be the executive leadership team:
•Branislav Vajdic, President
•Tim Cruickshank, CFO
•Sr, VP Product, Richa Gujarati
•VP Clinical, Pooja Chaterjee
•VP Reg/Quality, Debbie Castillo
•Executive Assistant, Gail Prince
•Chief Medical Officer, Peter FItzgerald

Your compensation will be as follows:

•You will receive an annual salary of $400,000, commencing on October 21, 2024. The salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
•You will be eligible to participate in the Company’s Annual Objectives and Bonus Program. Your bonus target will be set at 60% of your base salary. Any bonus awarded to you pursuant to the program will be payable as soon as practicable after it is earned, but in no event later than March 15 of the year following the year in which the bonus is earned.
•As discussed, following the next financing and at the beginning of 2025, the Compensation Committee will do a full review of equity ownership. It is the company’s intent to develop a plan for Long Term Incentives that match Peer Group Comparables and is line with increasing shareholder value.
•Your severance period will increase from six (6) months to nine (9) months.
•All shares subject to the Option shall accelerate and vest in full if, following a Change in Control, you are either terminated by the Company or you resign with Good Reason.

Except as expressly modified and set forth in this Agreement, all of the other terms and conditions of the Original Employment Agreement, shall remain in full force and effect.

Let us reiterate how excited we are to offer you this key role and to see you drive the organization to execute to its full potential.

Sincerely,

Rich Ferrari
Executive Chairman

Agreed to and accepted:
Signature:
Printed Name: Robert P. Eno
Date: